UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form F-1 Registration Statement No. 333-209096

UNDER THE SECURITIES ACT OF 1933

PARNELL PHARMACEUTICALS HOLDINGS LTD

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Australia	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

Tel: 913-274-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert T. Joseph
President and Chief Executive Officer
c/o Parnell, Inc.
7015 College Blvd, Level 6

Overland Park, KS 66211
Tel: 913-274-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Peter Mirakian III

Spencer Fane LLP

1000 Walnut Street, Suite 1400

Kansas City, MO 64106

(816) 474-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

TABLE OF CONTENTS

EXPLANATORY NOTE	3
EXPERTS	3
INCORPORATION BY REFERENCE	3
RECENT SALES OF UNREGISTERED SECURITIES	3
EXHIBITS	5
SIGNATURES	6

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-209096) (the “Registration Statement”) is being filed pursuant to the undertaking of the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission (the “SEC”) on February 16, 2016, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 as filed with the SEC on March 4, 2016 and to update Part II, Item 7 of the Registration Statement.

The information included in this filing updates the Registration Statement and the prospectus contained therein (the “Prospectus”). No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the registration statement.

EXPERTS

The financial statements incorporated in the Registration Statement and the Prospectus pursuant to this Post-Effective Amendment by reference to the Annual Report on Form 20-F for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers are located at 201 Sussex Street, Sydney, New South Wales, Australia.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of the Registration Statement and the Prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. This Post-Effective Amendment incorporates by reference the following document in the Registration Statement and the Prospectus, which has been previously filed with the SEC:

  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 4, 2016;

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to our Corporate Secretary, Brad McCarthy, Unit 4, Century Estate, 476 Gardeners Road, Alexandria 2015 NSW, Australia.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 7. Recent Sales of Unregistered Securities.

In addition to the issuances described in Part II, Item 7 of the Registration Statement, we have issued the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or Section 4(2) of the Securities Act:

•	On January 19, 2016, we issued 47,746 ordinary shares to Lincoln Park Capital Fund, LLC (“Lincoln Park”) as part of a fee for its commitment to purchase up to USD$15,000,000 worth of our ordinary shares pursuant to the terms of the Purchase Agreement we entered into with Lincoln Park on January 11, 2016.

•	On March 3, 2016, we issued and sold to Lincoln Park (a) 175,000 ordinary shares at a price of USD$ 3.50 per share and (b) a Warrant to purchase up to an additional 150,000 ordinary shares for a purchase price of USD$ 5.00 per share, all pursuant to the terms of the Securities Purchase Agreement we entered into with Lincoln Park on February 23, 2016.

No underwriters were employed in connection with any of the above issuances.

EXHIBITS

23.1 Consent of PricewaterhouseCoopers

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on March 8, 2016.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By: /s/ Robert Joseph
Robert Joseph President and Chief Executive Officer (Principal Executive Officer)

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert Joseph Robert Joseph	President and Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2016

/s/ Brad McCarthy Brad McCarthy	Chief Financial Officer and Director (Principal Financial Officer)	March 8, 2016

/s/ Brad McCarthy Brad McCarthy	Chief Accounting Officer (Principal Accounting Officer)	March 8, 2016

/s/ * Alan Bell	Director	March 8, 2016

/s/ * Peter Croden	Director	March 8, 2016

/s/ * Ellen Richstone	Director	March 8, 2016

/s/ * David Rosen	Director	March 8, 2016

*By /s/ Brad McCarthy Brad McCarthy Attorney-in-Fact		March 8, 2016